Baja Aqua Farms, S.A.
Statements of Financial Position
As of 9/30/2010
(unaudited)
(in thousands)

Baja
Current assets:
Cash and cash equivalents	$2,867
Accounts receivable, trade	2,315
Accounts receivable, shareholder and other related party	115
Inventories	22,692
Other current assets	221
Total current assets	28,210

Property and equipment, net	3,759
Other assets	421
Total assets	$32,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade	$2,298
Accounts payable to shareholder and other related parties	36,510
Total current liabilities	38,808

Long term debt	3,200
Total liabilities	42,008

Commitments and contingencies

Stockholders’ equity:
Common stock	7,707
Additional paid-in capital	68
Retained earnings	(17,393)
Accumulated other comprehensive income	-
Total Baja stockholders’ equity	(9,618)

Total liabilities and stockholders’ equity	$32,390

Baja Aqua Farms S.A. de C.V.
Statements of Operations
Nine months ended 9/30/2010 and 9/30/2009
(unaudited)
(in thousands)

	9/30/2010	9/30/2009

Net revenue	$6,043	$7,839
Cost of goods sold	(7,339)	(4,968)

Gross profit	(1,296)	2,871

Selling, general and administrative expenses	(3,318)	(3,283)

Operating loss	(4,614)	(412)

Other income (expenses), net	1,246	2,035
Financing (cost) income	(1,840)	(522)

Income (loss) before provision for income taxes	(5,208)	1,101

Income tax provision	-	-

Net income (loss) from continuing operations	(5,208)	1,101
Net loss from discontinued operations	(144)	(486)

Net income (loss)	$(5,352)	$615

Baja Aqua Farms S.A. de C.V.
Statements of Cash Flow
Nine months ended  9/30/2010 and 9/30/2009
(unaudited)
(in thousands)

	Nine months ended	Nine months ended
	September 30, 2010	September 30, 2009

Operating Activities
Net gain / (loss)	$(5,208)	$1,101
Net (loss) from discontinued operations	(144)	(486)
Adjustments to reconcile to net cash used in operating activities:
Depreciation	366	305
Deferred income taxes	(18)	(4)

Changes in assets and liabilities:
Accounts receivable, trade	3,503	(131)
Accounts receivable, related parties	(197)	501
Inventories	(10,362)	(2,591)
Other current assets	360	(161)
Accounts payable, trade	(376)	3,929
Accounts payable to related parties	33,082	2,729

Net cash from / (used in) operating activities of continuing operations	21,006	5,192
Net cash from / (used in) operating activities of discontinued operations	(4,893)	(5,546)
Net cash from / (used in) operating activities	16,113	(354)

Investing activities
Purchases of property and equipment	(952)	(423)
Sale of fixed assets	-	454

Net cash from / (used in) investing activities of continuing operations	(952)	31
Net cash from / (used in) investing activities of discontinued operations	23	664
Net cash from / (used in) investing activities	(929)	695

Financing activities
Reclassification of equity to accounts payable to related parties	(29,453)	-
Repayments of note payable to financial institution	(1,381)	(1,313)
Issuance of LT Debt	3,200	-

Net cash from / (used in) financing activities of continuing operations	(27,634)	(1,313)
Net cash from / (used in) financing activities of discontinued operations	14,648	1,365
Net cash from / (used in) financing activities	(12,986)	52

Subtotal	2,198	393

Cash and cash equivalents at beginning of year	669	66

Cash and cash equivalents at end of period	$2,867	$459